Exhibit 107

Calculation of Filing Fee Tables
Form S-3
(Form Type)
ORIGIN BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1)
Newly Registered Securities
Fees to be paid	Equity	Common Stock, par value $5.00 per share	Rule 456(b) and Rule 457(r)				0.00013810
	Equity	Preferred Stock, no par value	Rule 456(b) and Rule 457(r)				0.00013810
	Debt	Debt Securities	Rule 456(b) and Rule 457(r)				0.00013810
	Equity (2)	Depositary Shares	Rule 456(b) and Rule 457(r)				0.00013810
	Other (3)	Warrants	Rule 456(b) and Rule 457(r)				0.00013810
	Other (4)	Purchase Contracts	Rule 456(b) and Rule 457(r)				0.00013810
	Other (5)	Purchase Units	Rule 456(b) and Rule 457(r)				0.00013810
	Other	Subscription Rights	Rule 456(b) and Rule 457(r)				0.00013810

	Other (6)	Units	Rule 456(b) and Rule 457(r)	0.00013810
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due

(1)An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. Pursuant to Instruction 2.A.iii.c of Item 16(b) of Form S-3, this information is not required to be included. The Registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of the registration fee required in connection with this Registration Statement subject to the conditions set forth in such rules. Any subsequent registration fees will be paid on a pay-as-you-go basis.
(2)    Each depositary share will be issued under a deposit agreement and will represent a fractional share or multiple shares of preferred stock.
(3)    Includes warrants to purchase debt securities, common stock, preferred stock, or any combination of those securities.
(4)    Purchase contracts may be issued separately or as purchase units.
(5)    Purchase units may consist of a purchase contract and debt securities, or any other securities registered hereunder and described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts.
(6)    Each unit will be issued under a unit agreement and will represent an interest in two or more securities registered hereunder, which may or may not be separable from one another.